SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

( )  Preliminary Proxy Statement
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                         Central Fidelity Banks, Inc
               (Name of Registrant as Specified in its Charter)

             Board of Directors of Central Fidelity Banks, Inc.
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)  Proposed maximum aggregate value of transaction:

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
CENTRAL FIDELITY BANKS, INC.
Executive Offices
1021 E. Cary Street
Post Office Box 27602
Richmond, Virginia 23261
To the Shareholders:
     The Annual Meeting of Shareholders of Central Fidelity Banks, Inc. will be held in the banking hall of Central Fidelity National Bank, Broad at Third Street, Richmond, Virginia, at 4:30 p.m. on May 11, 1994:
     (1) To elect five directors comprising Class 3 to three year terms of office and one director in Class 2 to a two year term of office; and
     (2) To transact any other business which may properly come before the meeting.
     The Board of Directors has fixed the close of business on March 18, 1994 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.
     Shareholders are cordially invited to attend the meeting in person. REGARDLESS OF YOUR ATTENDANCE PLANS, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT IN THE ACCOMPANYING ADDRESSED AND POSTPAID ENVELOPE. The proxy may be revoked at any time before it is voted.
     Your attention is directed to the accompanying Proxy Statement.
                                                By Order of the Board of
                                                Directors,
                                                       WILLIAM N. STOYKO
                                                           SECRETARY
March 30, 1994

PROXY STATEMENT
CENTRAL FIDELITY BANKS, INC.
Executive Offices
1021 E. Cary Street
Post Office Box 27602
Richmond, Virginia 23261
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 1994
GENERAL
     This Proxy Statement and the accompanying form of proxy, mailed to shareholders on or about March 30, 1994 are furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Central Fidelity Banks, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 4:30 p.m. on May 11, 1994 in the banking hall of Central Fidelity National Bank, Broad at Third Street, Richmond, Virginia and at any adjournment thereof. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Company, upon request, will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit proxies personally, by telephone or telegram, from some shareholders if proxies are not received promptly.
     The Board has fixed the close of business on March 18, 1994 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.
     A proxy in the accompanying form which is properly signed and returned and not revoked will be voted in accordance with instructions contained therein.
     Any shareholder giving a proxy may revoke it at any time before it is exercised by executing another proxy or by appearing at the Meeting and voting in person.
     The Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 1993 is being sent to all shareholders concurrently with this Proxy Statement. Said Annual Report and Form 10-K is not to be considered a part of the proxy soliciting material.
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
     At the Meeting, each outstanding share of the Company's $5.00 par value common stock ("Common Stock") will be entitled to one vote on all matters submitted to the shareholders. There are no cumulative voting rights. As of March 18, 1994, there were 39,072,327 shares of the Common Stock outstanding and entitled to vote.
                                       1

     On March 1, 1994 the trust department of the Company's wholly-owned banking subsidiary, Central Fidelity National Bank, in its capacity as the trustee for the Company's Employee Stock and Thrift Plan and Stock Incentive Plan held on behalf of officers and employees an aggregate of 3,074,340 shares (7.9%) of the outstanding Common Sock. Employee participants in the Company's Stock and Thrift Plan retain the power to vote their individual shares. Central Fidelity National Bank also held on March 1, 1994 an aggregate of 2,124,884 shares (5.4%) of the outstanding Common Stock in various fiduciary and representative capacities with either full or shared voting and dispositive powers.
QUORUM AND VOTE REQUIRED
     Under the Company's By-Laws, a majority of the shares of Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. If a quorum is present, the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on the subject matter shall be the act of the shareholders with respect to all proposals contained in this proxy statement other than the election of directors. In the election of directors, those receiving the greatest number of votes shall be deemed elected even though not receiving a majority. The tabulation of votes for all proposals and the election of directors shall be managed by three judges appointed by the Board who shall certify the results to the Secretary. Abstentions are treated as votes against a proposal, and broker non-votes have no effect on the vote.
ELECTION OF DIRECTORS
     The Company's Articles of Incorporation provide for the Board of Directors to be divided into three classes, as nearly equal in number as possible, each of which will serve for three years, with one class being elected each year.
     At the 1994 Meeting, five directors comprising Class 3 will be elected to serve until the 1997 Annual Meeting of Shareholders and until their successors are elected and qualified. One director will be elected in Class 2 to serve until the 1996 Annual Meeting of Shareholders and until his successor is elected and qualified. The Board recommends that the six nominees named below be elected. Proxies received will be voted for the election of such nominees unless marked to the contrary. A shareholder who desires to withhold voting of the proxy for all or one or more of the nominees may so indicate on the proxy. All of said nominees are currently members of the Board. All have consented to be named and have indicated their intent to serve if elected. However, in the event any such nominee is not available for election, the proxies will be voted for such person as shall be designated by the Board as a replacement.
     There is set forth hereafter as to each of the nominees, and the remaining directors who will continue to serve as indicated below, certain information including age, principal occupation and, as of March 22, 1994, information respecting beneficial ownership of Common Stock. The dates shown for first election as a director in the information below represents the year in which the nominee or continuing director was first elected to the Board of the Company or one of its predecessor corporations. Unless otherwise indicated, the business experience and principal occupations shown for each nominee or continuing director has extended five or more years.
                                       2

                             NOMINEES FOR ELECTION
   CLASS 3 DIRECTORS -- NOMINEES FOR ELECTION TO SERVE UNTIL THE 1997 ANNUAL
                                    MEETING
JAMES F. BETTS, 62, a director since 1973. Mr. Betts is an independent management consultant in Richmond, Virginia. Mr. Betts is a director of Dominion Resources, Inc. Mr. Betts is a member of the Executive and Nominating Committees.

PHYLLIS L. COTHRAN, 47, a director since 1994. Ms. Cothran of Richmond, Virginia is President and Chief Executive Officer of Blue Cross Blue Shield of Virginia. Prior to November 1990 she held the following positions at Blue Cross Blue Shield of Virginia: Executive Vice President and Chief Operating Officer, May 1990 to November 1990; Executive Vice President, Operations, November 1989 to May 1990; and Chief Financial Officer & Treasurer,
January 1989 to November 1989. She is also a director of Tredegar Industries,
Inc.

ROBERT L. FREEMAN, 66, a director since 1970. Mr. Freeman of Newport News, Virginia is a retired certified public accountant. He is presently a private investor. Mr. Freeman is a member of the Executive Committee.

G. BRUCE MILLER, 57, a director since 1982. Mr. Miller is President and Chief Executive Officer of International Home Furnishings Center, High Point, North Carolina. Mr. Miller is a member of the Executive and Nominating
Committees.

KENNETH S. WHITE, 54, a director since 1976. Mr. White is an attorney at law and a principal in the law firm of Edmunds & Williams, P.C., Lynchburg, Virginia. Mr. White is a member of the Executive, Nominating and
 Compensation Committees.
                 CLASS 2 DIRECTOR -- NOMINEE FOR ELECTION TO SERVE UNTIL THE
                                  1996 ANNUAL MEETING
T. JUSTIN MOORE, JR., 68, a director since 1968. Mr. Moore is Counsel to the law firm of Hunton & Williams, Richmond, Virginia. He is also a director of Dominion Resources, Inc. and Philip Morris Companies, Inc. Mr.
Moore is a member of the Executive, Nominating and Compensation Committees.
                                       DIRECTORS CONTINUING TO SERVE
                           CLASS 1 DIRECTORS -- ELECTED TO SERVE UNTIL THE
                                              1995 MEETING
PAULINE ALLEN ELLISON, 70, a director since 1989. Mrs. Ellison is a management consultant and realtor with The Real Estate Center, Arlington, Virginia. She is also a consultant in federal and municipal management and administration. Mrs. Ellison is a member of the Public Policy Committee.

LEWIS N. MILLER, JR., 50, a director since 1984. Mr. Miller is Co-Chief Executive Officer and President of the Company and the President of Central Fidelity National Bank, the principal subsidiary of the Company. Mr. Miller is a member of the Executive, Nominating and Public Policy Committees.


RICHARD L. MORRILL, 54, a director since 1989. Dr. Morrill is President of the University of Richmond, Richmond, Virginia. Dr. Morrill is a member of the Public Policy and Audit Committees.

LLOYD U. NOLAND, III, 50, a director since 1987. Mr. Noland is Chairman of the Board and President of the Noland Company, Newport News, Virginia, a supplier of industrial products. Mr. Noland is chairman of the Audit Committee.

WILLIAM G. REYNOLDS, JR., 55, a director since 1977. Mr. Reynolds is Vice President, Government Relations and Public Affairs of Reynolds Metals Company, Richmond, Virginia, producers of aluminum and aluminum products. Mr. Reynolds is a member of the Audit Committee.

CARROLL L. SAINE, 59, a director since 1975. Mr. Saine is Chairman and Co-Chief Executive Officer of the Company and Chairman of Central Fidelity National Bank, he principal subsidiary of the Company. Mr. Saine is a member of the Executive, Nominating and Public Policy Committees.
                           CLASS 2 DIRECTORS -- ELECTED TO SERVE UNTIL THE
                                       1996 MEETING
ALVIN R. CLEMENTS, 66, a director since 1974. Mr. Clements, a Charlottesville, Virginia consultant, was Chairman of the Board of the Company prior to 1982.
Mr. Clements is a member of the Executive Committee.

JACK H. FERGUSON, 62, a director since 1986. Mr. Ferguson, retired, was President and Chief Executive Officer of So-Deep, Inc., Manassas, Virginia, a subsurface utility engineering firm until March 1992. From January 1990 to March 1991, he was Chairman of the Flanagan Group, Alexandria, Virginia, a legislative consulting firm. On March 31, 1989, Mr. Ferguson retired as a director of Dominion Resources, Inc. and as President and Chief Executive Officer of its subsidiary, Virginia Electric and Power Company, Richmond, Virginia. He served as a consultant to Virginia Electric and Power Company through March 1990. Mr. Ferguson is a member of the Public Policy Committee.

THOMAS R. GLASS, 65, a director since 1978. Mr. Glass is Publisher Emeritus of The News and The Daily Advance and former President and Chief Executive Officer of Carter Glass Newspaper Group, Lynchburg, Virginia. Mr. Glass is a member of the Audit Committee.

MINNIE BASSETT LANE, 63, a director since 1984. Mrs. Lane, a civic leader in Lynchburg, Virginia, was a director of Central Fidelity Bank, N.A., Lynchburg, a former subsidiary of the Company. Mrs. Lane is a member of the Public Policy Committee.

GEORGE R. LEWIS, 52, a director since 1985. Mr. Lewis is Vice President and Treasurer of Philip Morris Companies, Inc., New York, New York, producers of cigarettes, beverages and food products. Mr. Lewis is a member of the Executive and Compensation Committees.
                                       4

SECURITY OWNERSHIP OF MANAGEMENT
     The following table sets forth information as of March 22, 1994, regarding the number of shares of Common Stock beneficially owned by all directors and nominees, by each of the executive officers named in the "Summary Compensation Table" herein and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the director or executive officer living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself or herself at once or at some future time.

                                                                AMOUNT AND NATURE OF     PERCENT OF
NAME OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP     CLASS (2)
James F. Betts..............................................             27,367               --
Phyllis L. Cothran..........................................                100               --
Alvin R. Clements...........................................             38,653               --
Pauline Allen Ellison.......................................             18,329               --
Rodger W. Fauber............................................             96,739(1)            --
Jack H. Ferguson............................................              4,910               --
Robert L. Freeman...........................................             32,114               --
Thomas R. Glass.............................................             17,772               --
Philip G. Hug...............................................            117,863(1)            --
Minnie Bassett Lane.........................................             10,180               --
George R. Lewis.............................................              3,322               --
Jay O. Livingston...........................................             95,225(1)            --
G. Bruce Miller.............................................             13,726               --
Lewis N. Miller, Jr.........................................            214,281(1)            --
T. Justin Moore, Jr.........................................             49,244               --
Richard L. Morrill..........................................              2,192               --
Lloyd U. Noland, III........................................             94,809               --
J. Carson Quarles...........................................             81,424(1)            --
William G. Reynolds, Jr.....................................             10,916               --
Carroll L. Saine............................................            282,020(1)            --
William F. Shumadine, Jr....................................            149,463(1)            --
Kenneth S. White............................................             13,784               --
All directors and executive officers as a group.............          1,907,374              4.8%

(1) Includes beneficial ownership of the following shares which may be acquired within 60 days of March 22, 1994 pursuant to stock options by: Mr. Saine, 185,875 shares; Mr. Lewis N. Miller Jr., 120,637 shares; Mr. Hug, 71,475 shares; Mr. Quarles, 68,899 shares; Mr. Livingston 71,900 shares; Mr. Fauber, 65,000 shares; Mr. Shumadine 62,625 shares; and all directors and executive officers as a group, 888,884 shares.
(2) No individual director, nominee for director or named officer beneficially owns 1% or more of Common Stock.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
     The Board held six meetings in 1993. The Board has five standing committees to assist it in the discharge of its responsibilities: the Executive Committee, Audit Committee, Nominating Committee,
                                       5

Compensation Committee and Public Policy Committee. Respective memberships on these committees are identified in the information on pages 3 and 4 hereof.
     The Executive Committee consists of nine members, including Messrs. Saine, and Miller. Except to increase the number of directors, to fill vacancies on the Board, or to approve an amendment to the Articles of Incorporation, plan of merger or consolidation or other matters which cannot by law be delegated by the Board, the Executive Committee has all the powers of the Board in the management and the conduct of the business and affairs of the Company in the intervals between meetings of the full Board. The Executive Committee held two meetings during 1993.
     The Compensation Committee consists of three non-employee directors who establish and control compensation for the Company's executive officers. The Compensation Committee held two meetings during 1993.
     The Audit Committee consists of four members, all non-employee directors. In general, this Committee is charged with ascertaining that the affairs and operations of the Company and its subsidiaries are subject to proper audit and control procedures, with monitoring the Company's business ethics policies and activities and with assuring that the Company's auditors are free to exercise their function independently of management. The Audit Committee held four meetings during 1993.
     The Nominating Committee consists of Messrs. Saine and Miller and four non-employee directors. This Committee was established by the Board to review qualifications of possible candidates and to recommend candidates to the Board as nominees for election by the shareholders or by the Board to fill such vacancies as may occur during the year. The Nominating Committee held one meeting during 1993.
     The Public Policy Committee consists of Messrs. Saine and Miller and four non-employee directors. This Committee was established by the Board to review charitable contributions of the Company and to foster Company involvement in community programs including compliance with the Community Reinvestment Act and civil rights acts. The Public Policy Committee held three meetings during 1993.
     During 1993, each of the Company's directors attended at least 75% of the meetings of the Board and the committees on which they serve.
     Section 2.13 of the Company's By-Laws provides that nominations of persons for election as directors may be made only by or at the direction of the Board or by any shareholder entitled to vote at the election of directors upon compliance with provisions of said By-Laws. Shareholders intending to nominate director candidates at a shareholder meeting shall do so by notice in writing delivered to the Secretary of the Company or mailed and received by the Company not less than 60 days nor more than 90 days prior to the meeting (except that, if public disclosure of the meeting date is made less than 70 days prior to the meeting, the notice need only be received within 10 days following such public disclosure). In addition, such notice must set forth the following information: the name and address and the class and number of shares of the Common Stock which are beneficially owned by the shareholder; the name, age, principal occupation or employment, and business and residence addresses of each nominee; as well as any other information relating to each nominee as is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected. DIRECTOR COMPENSATION
     A Stock Compensation Plan for Non-Employee Directors (the "Directors' Plan") was approved by shareholders in 1993. The Directors' Plan provides that director retainer fees shall be paid in Common
                                       6

Stock and meeting fees may be paid in Common Stock at the election of the individual director. The number of shares of Common Stock payable to any director for any calendar year shall be determined by dividing the amount of director's fees payable to the non-employee director for such calendar year by the fair market value of the Common Stock on the first business day of the calendar year in which such director's fees were earned. A non-employee director may also elect to defer all or a portion of such director's fees in the form of equivalents of Common Stock for distribution at a determined future date.
     In 1993, directors who were not officers received a $15,000 retainer in the form of shares of Common Stock or its Common Stock equivalents for services as a director. They also received $1,200 cash or its Common Stock equivalents per Board or committee meeting ($600 cash or its Common Stock equivalents per committee meeting if on a Board meeting date) attended.
BOARD COMPENSATION COMMITTEE REPORT
     The principal objective of the Compensation Committee is to provide a compensation program designed to attract, motivate and retain the executive management necessary to enhance the profitability of the Company and increase shareholder value. Total compensation opportunities are intended to be competitive with those offered by employers of comparable size and performance in the banking industry.
     The foundation of the program for executive compensation is based on individual performance but is also linked to the Company's financial performance and shareholder interests. The key components are:
      -- Base salary compensation which is reviewed by the Compensation
Committee;
      -- Incentive cash bonuses or additional base salary compensation conditional on the Company's achieving certain financial performance goals; and
      -- The delivering of stock option and stock incentive awards as an incentive for promoting the Company's long-term growth.
     BASE SALARY. The base salary compensation of executive management is presently reviewed every eighteen months and is approved by the Compensation Committee and the Board of Directors. The most recent review was performed in January of 1993. Salaries of executive officers are compared with those of other individuals holding similar positions with comparably sized banking institutions. The median base salary of those included in such comparison is used as a guideline for establishing salary levels. Following the determination of the market based salary, each officer's individual performance and contributions to the Company are used to determine the individual's salary.
     INCENTIVE COMPENSATION. The Compensation Committee in 1992 recommended to the full Board a program of incentive compensation for all employees based on various expense control measures. This program, which was approved by the Board of Directors, provided for a salary increase of 2% to all employees if non-interest expenses (excluding FDIC premiums and Other Real Estate expenses) for each of the first and second six month periods of the year did not exceed the defined non-interest expenses for the same periods in 1991. Both of these goals were achieved, and all employees including the Co-Chief Executive Officers (Co-CEOs) and executive officers received a 2% salary increase in July 1992 and in January 1993, pursuant to this incentive program.
     For 1993, a variation of the 1992 incentive program was recommended by the Committee and approved by the Board of Directors. This program provided for a salary increase of 4% to all employees if the Company's efficiency ratio, as defined, did not exceed 50% at the end of calendar year 1993. The efficiency ratio calculation for program purposes did not include certain non-recurring expenses, which
                                       7
the Compensation Committee retained discretion to adjust. The incentive goal for 1993 was achieved, and all employees including the Co-CEOs and executive officers received a 4% salary increase in January 1994.
     The Company also established for the years 1992 and 1993 an Employee Stock Incentive Plan for all employees of the Company conditioned upon the Company's achieving certain financial performance goals. If the Company attained an earnings per share increase of greater than 10% from the previous year, all employees receive a graduated 1 1/2 to 3% of their salary in Common Stock of the Company which is held for their account and distributed upon termination, death or retirement. For each earnings per share incremental increase of 1% over 10% all employees were to receive a .3% increase of their salary in Common Stock of the Company. The earnings per share increase for 1992 and 1993 was in excess of 15% and all employees including the Co-CEOs and executive officers received 3% of their salary in the form of Common Stock in January of 1993, and in January of 1994 cash in amount of 3% of their salary was paid to the Plan for the purchase of Common Stock.
     STOCK OPTIONS. The Compensation Committee also administers the granting of stock options to encourage and create ownership and retention of the Company's stock by key employees. The stock options are issued under the Company Stock Option Plans which have been approved by the shareholders. The Stock Option Plans are intended to provide long-term incentives the ultimate value of which is determined by increases in the price of the Company's Common Stock.
     Under the Plans, no stock option can be granted at an exercise price less than 100% of fair market value on the day the option is granted. Each option must be exercised within ten (10) years from the date of grant.
     Stock options were granted in 1993 to officers and executives in amounts which were, in the judgment of the Compensation Committee, directly related to the level of responsibility of the recipients.
     COMPENSATION FOR THE CHIEF EXECUTIVE OFFICERS. These same compensation policies were applied by the Compensation Committee for the Co-Chief Executive Officer and Chairman of the Board, Carroll L. Saine, and for the Co-Chief Executive Officer and President, Lewis N. Miller, Jr. Mr. Saine and Mr. Miller have served the Company for 36 and 21 years respectively with Mr. Saine as the CEO for the previous 16 years. During that period, the Company has grown dramatically in size and profitability, having achieved its nineteenth consecutive year of increased earnings in 1993.
     In January of 1993, the Compensation Committee and the Board of Directors approved base salary increases of $45,000 for Mr. Saine and $60,000 for Mr. Miller. Mr. Miller received an additional increase in base salary of $31,819 in June of 1993 after assuming the responsibility of Co-CEO. The Committee recommended these increases after completing a review of the salaries and total compensation of officers with similar responsibilities at comparable sized banking institutions. The Committee also took into consideration the individual contributions of Mr. Saine and Mr. Miller and the following performance accomplishments of the Company for the prior fiscal year: (1) a 29.9% increase in earnings; (2) a 24.2% increase in shareholders' equity; and (3) 4.6% increase in return on shareholders' equity.
     Preliminary regulations interpreting the Omnibus Budget Reconciliation Act of 1993 were issued in late December, 1993. The Committee intends during 1994 to review the impact of this act on the Company's executive compensation once final regulations are issued.
                                                     COMPENSATION COMMITTEE
                                                       George R. Lewis
                                                    T. Justin Moore, Jr.
                                                      Kenneth S. White
                                       8

REMUNERATION
     The following table set forth all cash compensation paid or accrued by the Company and its subsidiaries to the Co-CEOs and other most highly compensated executive officers of the Company during the past three fiscal years for all services rendered:
                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                                                              NUMBER
                                                              ANNUAL COMPENSATION               OF
                                                                            OTHER           SECURITIES            ALL
                  NAME AND                                                 ANNUAL           UNDERLYING           OTHER
             PRINCIPAL POSITION                  YEAR     SALARY(1)    COMPENSATION(2)       OPTIONS        COMPENSATION(3)
Carroll L. Saine.............................    1993     $795,540         $    --            25,000            $60,253
Chairman and Co-Chief                            1992      732,250              --                --             56,594
Executive Officer                                1991      678,000              --            15,000                 --
Lewis N. Miller, Jr..........................    1993      541,742              --            20,000             45,175
President and Co-Chief                           1992      454,500              --                --             39,679
Executive Officer                                1991      415,000              --             9,000                 --
Philip G. Hug................................    1993      324,633              --             5,000             31,114
Corporate Executive                              1992      292,900              --                --             29,127
Vice President                                   1991      268,000              --             3,750                 --
J. Carson Quarles............................    1993      305,681              --             5,000             29,882
President, Southwestern                          1992      287,850              --                --             28,797
Region                                           1991      270,000              --             3,750                 --
Jay O. Livingston............................    1993      294,039              --             5,000             29,124
Corporate Executive                              1992      267,650              --                --             27,408
Vice President                                   1991      250,416              --             3,750                 --
Rodger W. Fauber.............................    1993      278,433              --             5,000             28,109
President, Western                               1992      252,500              --                --             26,423
Region                                           1991      235,416              --             3,750                 --
William F. Shumadine, Jr.....................    1993      412,828              --            10,000             36,389
Former Corporate Executive                       1992      363,600              --                --             33,744
Vice President                                   1991..    340,000              --             6,000                 --

(1) No cash bonus plans.
(2) All benefits which might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary for all the officers named in the table.
(3) Includes for 1993 (a) Company contributions to (i) the Stock and Thrift Plan, (ii) a companion non-qualified plan, and (iii) the Stock Incentive Plan (Mr. Saine, $47,733; Mr. Miller, $32,445; Mr. Hug, $19,478; Mr.
    Quarles, $18,341; Mr. Livingston, $17,642; Mr. Fauber, $16,708; and Mr. Shumadine, $11,924), (b) Company group insurance payment for individual employees (Mr. Saine, $2,520; Mr. Miller, $2,730; Mr. Hug, $1,636; Mr. Quarles, $1,541; Mr. Livingston, $1,482; Mr. Fauber, $1,403; and Mr. Shumadine, $2,081), and (c) Company automobile supplement of $10,000 to each named officer.
                                       9

STOCK AND THRIFT PLAN
     Under the Stock and Thrift Plan, a qualified plan and a companion non-qualified plan (the "Thrift Plan"), employees of the Company and its subsidiaries (the "Employer") who have completed six months of employment may participate. Participants may contribute up to 6% of annual compensation, and the Employer contributes an amount at least equal to 50% of the participant's contribution. The Thrift Plan provides that upon achieving certain defined return on equity ratios, an amount up to an additional 50% of the participant's contribution may be made by the Employer. For 1993, no additional contributions were made on behalf of any participant.
EMPLOYEE STOCK INCENTIVE PLAN
     The Employee Stock Incentive Plan (the "Stock Incentive Plan") covers eligible full-time and regular part-time employees of the Company and its subsidiaries. The Stock Incentive Plan is intended to be a qualified retirement plan under Section 401(a) of the Internal Revenue Code.
     The Company annually may contribute cash or shares of its Common Stock to the Stock Incentive Plan, based upon the amount of increase, if any, in earnings per share on the Common Stock for the fiscal year then ended, under guidelines set by the Board. Common Stock will be purchased by the Stock Incentive Plan with any cash contributions authorized by the Board.
     A participant will receive a proportionate allocation of shares of Common Stock contributed based upon his or her compensation. A participant in the Stock Incentive Plan becomes fully vested after he or she has three (3) years of service, beginning January 1, 1992, with the Company or its subsidiaries. Distributions from the Stock Incentive Plan will be made only in Common Stock and only after retirement, death, disability or termination of employment.
     The Board retains discretion to determine the amount of Common Stock or cash to be contributed each year. Based on the performance of the Company in 1993, on January 1, 1994, $3,101,000 was contributed to the Stock Incentive Plan on behalf of employee participants. The Company has suspended contributions under the Stock Incentive Plan for calendar year 1994.
RETIREMENT PLAN
                               PENSION PLAN TABLE

                                                                      YEARS OF SERVICE
                 REMUNERATION                        15          20          25          30          35
$125,000.......................................   $ 59,198    $ 68,514    $ 77,830    $ 87,146    $ 96,462
 200,000.......................................     95,948     111,264     126,580     141,896     157,212
 300,000.......................................    144,948     168,264     191,580     214,896     238,212
 400,000.......................................    193,948     225,264     256,580     287,896     319,212
 500,000.......................................    242,948     282,264     321,580     360,896     400,212
 600,000.......................................    291,948     339,264     386,580     433,896     481,212
 700,000.......................................    340,948     396,264     451,580     506,896     562,212
 800,000.......................................    389,948     453,264     516,580     579,896     643,212
 900,000.......................................   438,948..    510,264     581,580     652,896     724,212

     The Company has a non-contributory, tax qualified retirement plan (the "Retirement Plan") for full-time and regular part-time employees of the Company and its subsidiaries. Benefits are based on an employee's salary for the highest five consecutive years and usually are distributable at age 65. The benefits are computed on a straight-line annuity basis and are not reduced for Social Security benefits or any other offset amounts. The Retirement Plan provides for 100% vesting after 5 years, for early retirement at age 55 after 10 years of vested service and for the payment of benefits to the surviving spouse of an employee. Depending on the deceased participant's service, payments to a surviving spouse equal either 100% or 50% of the employee's benefits. Because the Retirement Plan is a defined benefit plan under which benefits vary with years of service, average annual salary during a specified period, and age at retirement, the costs under the Retirement Plan are not included in the foregoing Summary Compensation Table. The Pension Plan Table shows the estimated annual benefit payable upon retirement based on specified remuneration and years of credited service classifications, assuming a participant retired on December 31, 1993. The Pension Plan Table and Summary Compensation Table may be used to estimate pension benefits for each of the named executive officers based on their credited years of service as of December 31, 1993: Mr. Saine, 36 years; Mr. Miller, 21 years; Mr. Hug, 20 years; Mr. Quarles, 7 years; Mr Livingston, 20 years; Mr. Fauber, 28 years; and Mr. Shumadine, 27 years.
     Benefits payable under the Company's ESRP, described below, have been added to the pension amounts in the table. The IRS limit on annual benefits payable from defined benefit plans will be $118,800 for 1994. This amount is tied to changes in the Consumer Price Index and may increase in the future. The Tax Reform Act of 1986 imposes additional limits on the maximum benefits under defined benefit plans.
ESRP
     The Company maintains an Executive Supplemental Retirement Plan (the "ESRP"), a non-qualified, unfunded defined benefit plan for executives designated by the Benefits Committee appointed by the Board. Current executives covered by the ESRP include certain persons named in the Summary Compensation Table above as well as thirteen other executives. The annual benefit equals 25% of the executive's salary at age 62 even though the executive may retire at a later age. If early retirement is elected, pursuant to the provisions of the Company's Retirement Plan, the benefit is 25% of the executive's salary at that time. Should the executive's employment terminate due to death or disability, the benefit to the executive or such deceased executive's beneficiary is 25% of the executive's salary at that time. The ESRP benefit is payable for twenty years certain when payout begins. All participating executives accumulate unfunded, unvested benefits while actively employed; however, benefits are forfeited if the executive's employment is terminated for any reason other than retirement, death, disability or a change in control of the Company.
EMPLOYMENT ARRANGEMENTS
     The Company has employment agreements with certain executive officers, including Messrs. Saine, Miller, Hug, Livingston and Fauber that become effective upon a change in control of the Company. The Company or its successor agrees to continue these officers in its employ for a term of three years after the date of a change in control. During the contract term these officers will retain commensurate authority and responsibilities and compensation benefits. They will receive base salaries at least equal to the highest monthly salary paid within one year and bonuses at least equal to the highest annual bonus paid within three years prior to the change in control. If the officer's employment during
                                       11
the three-year term is terminated other than for cause or disability as defined in the agreements or if the officer should terminate employment because a material term of the contract is breached by the Company, the officer will be entitled to a lump sum payment, in cash, within fifteen days after the date of termination. This lump sum will be equal to three times the sum of the officer's base salary, annual bonus and performance award rights, if any, at the date of termination.
     The Company has amended its agreement with Mr. Quarles for his services as the President of Central Fidelity National Bank's Southwestern Region which originally provided for a term of employment of five years ending April 1, 1994, at his present base salary. Mr. Quarles, under his amended contract, will continue in the active employment of the Company until December 31, 1994 and thereafter until December 31, 1996 as a consultant to Central Fidelity National Bank at his year end 1994 salary.
     In November of 1993, an agreement was entered into with Mr. Shumadine upon his separation from the Company after 27 years of service. The agreement provides for two and one-half years of salary continuation and the equivalent of ESRP and excess benefit pension plan benefits to which he would have been entitled upon retirement at age 55. The approximate present value of these benefits exclusive of salary is $1.4 million.
     If there is a change in the control of the Company, in order to ensure that accrued benefits will be paid as required by the ESRP, the Company immediately will make a lump-sum contribution to a trustee, or under certain circumstances to participants, in an amount sufficient to pay anticipated benefits under the ESRP. The Company is the owner of insurance policies on the lives of the participating executives under which it will recover certain benefit costs incurred upon the death of a participant. Total cost to the Company for 1993 for the ESRP was approximately $1,179,099.
     As stated above, certain officers, including the individuals listed in the Summary Compensation Table, have employment agreements that become effective upon a change in control of the Company. Because of Section 280G of the Internal Revenue Code lump-sum payments under such agreements may subject an officer to excise taxes. The agreements were amended in 1990 to hold an officer harmless from any and all excise taxes levied on any payment caused by a change in control. Such payments may be determined to be non-deductible by the Company for federal income tax purposes under said section.
                                       12

STOCK OPTIONS
     The Company has Incentive Stock Options Plans (the "Stock Option Plans") which expire in various years to 2003. These plans provide for the granting of options to eligible employees of the Company and its subsidiaries to purchase shares of the Company's Common Stock.
     The following table reflects grants of stock options made during the year ended December 31, 1993 for each of the executive officers listed in the Summary Compensation Table.
                            OPTIONS GRANTED IN 1993

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF
                                                                                                    STOCK PRICE
                                                                                                   APPRECIATION
                                               % OF TOTAL                                       FOR OPTION TERM (2)
                               NUMBER OF        OPTIONS                                        5% ($)       10% ($)
                              SECURITIES        GRANTED                                       (ASSUMES      (ASSUMES
                              UNDERLYING      TO EMPLOYEES       EXERCISE                     A COMMON      A COMMON
                                OPTIONS        IN FISCAL        PRICE PER       EXPIRATION    PRICE OF      PRICE OF
           NAME               GRANTED (1)         YEAR          SHARE ($)         DATE        $48.05)        $76.52
Carroll L. Saine                 25,000            9.9%           $29.50        5/12/2003     $388,750     $1,175,500
Lewis N. Miller, Jr.             20,000            7.9%            29.50        5/12/2003      311,000        940,400
Philip G. Hug                     5,000            2.0%            29.50        5/12/2003       77,750        235,100
J. Carson Quarles                 5,000            2.0%            29.50        5/12/2003       77,750        235,100
Jay O. Livingston                 5,000            2.0%            29.50        5/12/2003       77,750        235,100
Rodger W. Fauber                  5,000            2.0%            29.50        5/12/2003       77,750        235,100
William F. Shumadine, Jr.        10,000            3.9%            29.50        5/12/2003      155,500        470,200

(1) The only Option Plans that the Company maintains are Incentive Stock Option Plans. The exercise price for each option is equal to the fair market value per share of the Common Stock on the grant date. Options are exercisable at any time during the ten year life of the option.
(2) The amounts shown are the result of calculations at 5% and 10% assumed rates of appreciation as suggested by the Securities and Exchange Commission rules. No assurance can be given that the actual value, if any, realized by an executive upon the exercise of these options will approximate the values shown. To put these hypothetical values into perspective, the following is provided:

                                                                        ANNUAL RATE OF STOCK PRICE
                                                                               APPRECIATION
                                                                           5%               10%
Resulting stock price based on $29.50 grant price                     $      48.05     $        76.52
Gain per share                                                               18.55              47.02
Aggregate gain that would be realized by all shareholders (based
  on 38,671,691 outstanding on the grant date May 13, 1993)            717,359,868      1,818,342,911
Aggregate hypothetical gain on all 1993 options granted to the
  named executive officers if the resulting prices are achieved          1,166,250          3,526,500
Aggregate hypothetical gain on all 1993 options granted to the named executive officers as a percentage of all stockholders'
  gains                                                                        0.2%               0.2%

     The following table shows, for each of the executive officers listed in the Summary Compensation Table, the number of shares acquired upon exercise of existing options during 1993 and the value realized, plus the number and value at December 31, 1993 of unexercised options.
                     AGGREGATED OPTION/SAR (1) EXERCISES IN
               LAST FISCAL YEAR AND FY-END OPTION/SAR (1) VALUES

                                                               NUMBER OF
                                                              SECURITIES
                                                              UNDERLYING             VALUE OF
                                                              UNEXERCISED           UNEXERCISED
                                                                OPTIONS            IN-THE-MONEY
                                SHARES                         AT FISCAL         OPTIONS AT FISCAL
                              ACQUIRED ON      VALUE         YEAR END (#)          YEAR END ($)
                               EXERCISE       REALIZED       EXERCISABLE/          EXERCISABLE/
           NAME                   (#)           ($)        UNEXERCISABLE (2)     UNEXERCISABLE (2)
Carroll L. Saine                 15,000       $266,152          185,875             $ 2,273,160
Lewis N. Miller, Jr.              6,000        138,414          120,637               1,429,147
Philip G. Hug                     1,775         31,678           71,475                 977,625
J. Carson Quarles                 3,976         68,089           68,899                 922,157
Jay O. Livingston                    --             --           71,900                 994,684
Rodger W. Fauber                  4,500        132,625           65,000                 883,373
William F. Shumadine, Jr.         6,000        122,125           62,625                 748,974

(1) The Company has no SARS.
(2) All options issued by the Company are exercisable upon grant. The value is the excess of the market value of Common Stock at December 31, 1993 ($28.00) over the option exercise price.
                                       14

PERFORMANCE GRAPH
     The following performance graph compares the cumulative total shareholder returns for the Company as compared with the S&P 500 Index and the KBW 50* Index for the Company's last five years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1988 and that all dividends were reinvested.
               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN**
  AMONG CENTRAL FIDELITY BANKS, INC., THE S & P 500 INDEX AND THE KBW 50 INDEX



                 (GRAPH HERE AS DEFINED BY THE FOLLOWING DATA POINTS)


                                1988  1989   1990   1991  1992   1993

Central Fidelity Banks, Inc.    100   114     103    237    266   272

S & P 500                       100   132     128    166    179   197

KBW 50                          100   119      85    135    172   182



     * THE KBW 50 IS AN INDEX COMPRISED OF 50 BANKING COMPANIES, INCLUDING ALL THE MONEY CENTER BANKS AND MOST LARGE REGIONAL BANKS. IT HAS BEEN DEVELOPED BY KEEFE, BRUYETTE & WOODS, A NEW YORK SECURITIES FIRM WHICH SPECIALIZES EXCLUSIVELY IN THE BANKING AND THRIFT INDUSTRY. THE KBW 50 IS CONSIDERED MORE REPRESENTATIVE OF PRICE PERFORMANCE OF THE MAJOR BANKING COMPANIES IN AMERICA.
     ** ASSUMES $100 INVESTED ON DECEMBER 31, 1988 IN STOCK OR INDEX AND THAT
        DIVIDENDS WERE REINVESTED.
                                       15

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS WITH MANAGEMENT
     During the past year some nominees, directors and executive officers of the Company, their affiliates and members of their immediate families were customers of, and had borrowing transactions with, the Company's principal banking subsidiary in the normal course of business. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.
SECTION 16 TRANSACTIONS
     Under Section 16(a) of the Securities Exchange Act of 1934, directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission and the Company of their beneficial ownership and changes in ownership of Common Stock.
     Based on a review of the forms that were filed and representations of the directors and executive officers, the Company believes that all required forms were timely filed for the year 1993 and for prior years with the exception of a Form 5 Report for Jane D. Sorah, an executive officer, which did not include 42 shares of Common Stock held in the Company's dividend reinvestment plan; and the untimely filing of a Form 4 Report for a director Minnie Bassett Lane disclosing the sale of 113 shares of Common Stock held in a trust.
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
     The accounting firm of KPMG Peat Marwick has been selected to audit the consolidated financial statements of the Company for 1994. Representatives of such accounting firm are expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
INFORMATION RELATING TO SHAREHOLDER PROPOSALS
     In the event shareholders of the Company intend to make any proposals to be presented at the next annual meeting of shareholders of the Company to be held in May, 1995 (or such date as shall be designated by the Board), such proposals must be received at the Company's principal executive offices at 1021 E. Cary Street, Richmond, Virginia, 23219, Attn: William N. Stoyko, not less than 120 days prior to March 30, 1995 in order for such proposals to be included in the Company's proxy statement and form of proxy relating to such meeting.
OTHER MATTERS
     Management has no knowledge of any other matters which may come before the Meeting and does not itself intend to present any such other matters. However, if any such matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote those shares represented by the accompanying proxy in accordance with their own best judgment.
                                           By Order of the Board of Directors,
                                                    WILLIAM N. STOYKO
                                                        SECRETARY
March 30, 1994
                                       16

CENTRAL FIDELITY BANKS, INC.
1021 E. Cary Street, Richmond, Virginia 23219

Proxy for Annual Meeting of Shareholders
This proxy is Solicited on Behalf of the Board of Directors

The undersigned, revoking any proxy heretofore given, hereby appoints Carroll
L. Saine, Lewis N. Miller, Jr., and William H. Schwarzschild, III, or any of them (with full power to act in the absence of the others, the act of a majority of those present to be controlling, each with full power of substitution) as Proxies to vote all the shares of Common Stock of Central Fidelity Banks, Inc. held of record on March 18, 1994, by the undersigned at the Annual Meeting of Shareholders of said Company to be held in the banking hall of Central Fidelity National Bank, Broad at Third Street, Richmond, Virginia, at 4:30 p.m. on May 11, 1994, and at any and all adjournments thereof as follows:

1. ELECTION OF DIRECTORS

( ) FOR all nominees listed below
    (except as indicated to the contrary below)

( ) WITHHOLD AUTHORITY to
    vote for all nominees listed below

Three year term as Class 3 Director:
James F. Betts, Phyllis L. Cothran, Robert L. Freeman, G. Bruce Miller, Kenneth S. White

Two year term as Class 2 Director:
T. Justin Moore, Jr.
(Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of all directors listed under Proposal 1.

Please sign below exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Signature if held jointly

Dated           , 1994

I plan to attend the Annual Meeting YES NO

Number in party

The number of shares shown above and covered by this proxy include, where applicable, shares held in the Stock Purchase Program (formerly the Dividend Reinvestment Plan). Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.